Exhibit (i)(16)

Sullivan & Worcester LLP One Post Office Square Bonston, MA, 02109	T 6173382800 F 6173382880 www.sandw.com

November 16, 2018

The Trustees of Pear Tree Funds

55 Old Bedford Road

Lincoln, Massachusetts 01773

Re:	Pear Tree Funds – Pear Tree PNC International Small Cap Fund

Ladies and Gentlemen:

You have requested our opinion, as your Massachusetts counsel, as to certain matters of Massachusetts law relating to the organization and shares of Pear Tree Funds, a trust with transferable shares (the “Trust”) established under Massachusetts law pursuant to a Second Amended and Restated Agreement and Declaration of Trust dated May 26, 2011, as amended to date (the “Declaration of Trust”). We understand that our opinion is requested in connection with the filing by the Trust with the U.S. Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 66 to its Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “Securities Act”), Registration No. 333-102055 and of Amendment No. 68 under the Investment Company Act of 1940, as amended, Registration No. 811-03790 (the “Amendment”), in connection with the issuance of an unlimited authorized number of shares of beneficial interest, no par value, of the Trust (the “Shares”) representing interests in Pear Tree PNC International Small Cap Fund, a portfolio series of the Trust.

For purposes of rendering the opinions stated herein, we have examined and are familiar with the Declaration of Trust, and we have reviewed the forms of the prospectus (the “Prospectus”) and statement of additional information (the “SAI”) contained in the Amendment, records of the actions taken by yourselves as the Trustees of the Trust to authorize the issuance and sale of the Shares, the Amended and Restated By-Laws of the Trust dated October 22, 2008, as currently in effect, certificates of officers of the Trust and of public officials as to matters of fact relevant to such opinions, and such other documents and instruments, certified or otherwise identified to our satisfaction, and such questions of law and fact, as we have considered necessary or appropriate for purposes of giving such opinions. We call to your attention that, in doing so, we have assumed the genuineness of the signatures on, and the authenticity of, all documents furnished to us, and the conformity to the originals of documents submitted to us as copies, which we have not independently verified.

Our opinion in paragraph 1 below with respect to the valid existence of the Trust in Massachusetts is based solely on a certificate to such effect issued by the Secretary of the Commonwealth of Massachusetts.

Based upon and subject to the foregoing, we hereby advise you that, in our opinion, under the laws of Massachusetts:

1.	The Trust is validly existing as a trust with transferable shares of the type commonly called a Massachusetts business trust.

2.	The Trust is authorized to issue an unlimited number of Shares; at any time after the effective date of the amendment to the Trust’s Registration Statement on Form N-1A relating to the Shares, the Shares will have been duly and validly authorized by all requisite action of the Trustees of the Trust, and no action by the shareholders of the Trust is required in connection therewith.

The Trustees of Pear Tree Funds November 16, 2018	-2-

3.	The Shares, when duly sold, issued and paid for as contemplated by the Prospectus and SAI, will be fully paid and non-assessable.

This letter expresses our opinions as to the provisions of the Declaration of Trust and the laws of Massachusetts applying to business trusts generally, but does not extend to the Massachusetts Securities Act or to federal securities or other laws.

This opinion is limited to the present laws of the Commonwealth of Massachusetts (as such laws are applied by courts located in Massachusetts) and to the present judicial interpretations thereof and to the facts as they presently exist. We express no opinion with respect to, or as to the effect of the laws of, any other jurisdiction.

All of the opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in the law that may hereafter occur.

This opinion letter should be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Section of Business Law, as published in 53 Business Lawyer 831 (May 1998).

This opinion is solely for the benefit of the Trust and its shareholders and may not be otherwise quoted or relied upon by any person or entity without our prior express written consent.

We consent to your filing this letter with the SEC as an exhibit to the Amendment, but we do not thereby concede that we come within the class of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ SULLIVAN & WORCESTER LLP

SULLIVAN & WORCESTER LLP